                                                                      Exhibit 99

                        DiVall Income Properties 3, L.P.

                                 QUARTERLY NEWS

================================================================================

A publication of The Provo Group, Inc.                    THIRD QUARTER 2001

Sale Efforts Continue

As reported last quarter, our plan of action for the remainder of the year was to fill the current vacancy and move forward with a possible sale. Recently a potential buyer has contacted us. We are in receipt of an offer and are currently discussing some of the terms such as price and timing.

Before we could move forward in liquidating the portfolio, we would need YOUR CONSENT. The last consent statements for a liquidation were sent out in 1998 and we believe it is appropriate to circulate a new consent if a contract is executed.

It is still very early in the negotiation process. Therefore, it is inappropriate for us to discuss prices. However, the consent statement will include the price information. If this potential sale should not come to fruition, we would continue with our original plan to fill the vacancy and then pursue the sale of the portfolio to one or more buyers.


--------------------------------------------------------------------------------

                             Distribution Highlights

 .    The Third Quarter distribution represents a 9.14% (approx.) annualized return based on $3,500,000 (estimated net asset value as of 12/31/00).

 .    $80,000 total amount distributed for the Third Quarter 2001 which was
     $15,000 higher than originally projected.

 .    $4.68 per unit (approx.) for the Third Quarter 2001 from cash flow from operations.

 .    $717.00 to $558.00 range of distributions per unit from the first unit sold
                                                                 -----
     to the last unit sold before the offering closed (April 1992),
            ----
     respectively. [NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.]

Page 2                           DiVall 3                            3 Q 01

Statements of Income and Cash Flow Highlights

 .    Rental income was $22,000 lower than expected. This decrease can be attributed to the Hardee's (Oak Creek) property which closed and ceased paying rent. The rental income is offset by a termination fee equal to two years rent collected in four quarterly installments.

 .    There was a 3% decrease in total operating expenses from projections. The expenses for both legal fees and costs for the Advisory Board meetings have been lower than anticipated.

                        ________________________________

Property Highlights

 .    Hardee's (Oak Creek, WI) has vacated the property. Two of four installments of the Termination fee have been received, the subsequent payments are due on November 1, 2001 and February 1, 2002.

 .    Denny's (Englewood, CO) was delinquent at September 30, 2001 in the amount of $2,990. This amount represents September rent and the Tenant has been sent a default notice.

 .    Denny's (Colorado Springs, CO) was delinquent at September 30, 2001 in the amount of $6,455. This amount represents September rent and the Tenant has been sent a default notice.

                        ________________________________

        ----------------------------------------------------------------

                                 To Contact Us:

                              The Provo Group, Inc.
                        101 W. 11/th/ Street, Suite 1110
                              Kansas City, MO 64105

                            TOLL FREE (800) 547-7686
                                OR (816) 421-7444
                     E-Mail us at: mevans@theprovogroup.com

        ----------------------------------------------------------------

       The Next Distribution Payment will be mailed on February 15, 2001.

                        DIVALL INCOME PROPERTIES 3 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2001

                                                                        PROJECTED       ACTUAL        VARIANCE
                                                                        ---------------------------------------
                                                                           3RD            3RD
                                                                         QUARTER        QUARTER        BETTER
  OPERATING REVENUES                                                     9/30/01        9/30/01        (WORSE)
                                                                        ---------------------------------------
    Rental income                                                       $  101,925    $   79,925      ($22,000)
    Interest income                                                          7,325         5,568        (1,757)
                                                                        ----------    ----------    ----------
  TOTAL OPERATING REVENUES                                              $  109,250    $   85,493      ($23,757)
                                                                        ----------    ----------    ----------

  OPERATING EXPENSES
    Insurance                                                           $      732    $      804          ($72)
    Management fees                                                         17,172        17,409          (237)
    Overhead allowance                                                       1,386         1,405           (19)
    Advisory Board                                                           1,314           563          (752)
    Administrative                                                           4,735         4,390          (345)
    Professional services                                                    3,810         4,119          (309)
    Auditing                                                                 9,299         9,663          (364)
    Legal                                                                    2,250           327         1,923
    Defaulted tenants                                                          150           480          (330)
                                                                        ----------    ----------    ----------
  TOTAL OPERATING EXPENSES                                              $   40,848    $   39,159    $    1,689
                                                                        ----------    ----------    ----------
  INVESTIGATION AND RESTORATION EXPENSES                                $        0    $        0    $        0
                                                                        ----------    ----------    ----------

  NON-OPERATING EXPENSES
    Depreciation                                                        $   16,324    $   16,324    $        0
    Amortization                                                               446           264           182
                                                                        ----------    ----------    ----------
  TOTAL NON-OPERATING EXPENSES                                          $   16,770    $   16,588    $      182
                                                                        ----------    ----------    ----------
  TOTAL EXPENSES                                                        $   57,618    $   55,746    $    1,872
                                                                        ----------    ----------    ----------
  NET INCOME                                                            $   51,632    $   29,747      ($21,885)

  OPERATING CASH RECONCILIATION:                                                                     VARIANCE
                                                                                                    ----------
    Depreciation and amortization                                           16,770        16,588          (182)
    (Increase) Decrease in current assets                                   (3,846)      (18,257)      (14,411)
    Increase (Decrease) in current liabilities                               8,329         5,657        (2,672)
    (Increase) Decrease in cash reserved for payables                       (8,536)        1,889        10,425
    Advance from/(to) future cash flows for current distributions              852           852             0
                                                                        ----------    ----------    ----------
  Net Cash Provided From Operating Activities                           $   65,200    $   36,476      ($28,725)
                                                                        ----------    ----------    ----------

CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Notes Receivable- Hardee's Food Systems                                      0        45,250        45,250
                                                                        ----------    ----------    ----------
  Net Cash Provided from Investing And Financing
    Activities                                                          $        0    $   45,250    $   45,250
                                                                        ----------    ----------    ----------

  Total Cash Flow For Quarter                                           $   65,200    $   81,726    $   16,525

  Cash Balance Beginning of Period                                         264,590       288,541        23,951
  Less 2nd quarter distributions paid 8/15/01                              (65,000)     (100,000)      (35,000)
  Change in cash reserved for payables or distributions                      7,684        (2,741)      (10,425)
                                                                        ----------    ----------    ----------
  Cash Balance End of Period                                            $  272,474    $  267,526       ($4,949)

  Cash reserved for 2nd quarter L.P. distributions                         (65,000)      (80,000)      (15,000)
  Cash advanced from (reserved for) future distributions                    (1,588)       (1,588)            0
  Cash reserved for payment of payables                                    (55,532)      (39,209)       16,323
                                                                        ----------    ----------    ----------
  Unrestricted Cash Balance End of Period                               $ (150,354)   $  146,729       ($3,626)
                                                                        ==========    ==========    ==========


                                                                        PROJECTED       ACTUAL        VARIANCE
                                                                        --------------------------------------
* Quarterly Distribution                                                $   65,000    $   80,000    $   15,000
  Mailing Date                                                            11/15/01    (enclosed)             -

 * Refer to distribution letter for detail of quarterly distribution.

PROJECTION FOR
DISCUSSION PURPOSES

                 DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                              2001 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

PORTFOLIO        (Note 1)

------------------------------------------------------------------------------------------------------------------------------------
                                            REAL ESTATE                      EQUIPMENT                              TOTALS
------------------------------------------------------------------------------------------------------------------------------------
                                               ANNUAL             LEASE              ANNUAL
                                                BASE      %     EXPIRATION           LEASE        %                 ANNUAL      %
--------------------------------
CONCEPT          LOCATION            COST       RENT    YIELD     DATE       COST  RECEIPTS   RETURN     COST      RECEIPTS   RETURN
------------------------------------------------------------------------------------------------------------------------------------
APPLEBEE'S       PITTSBURGH, PA       891,333  116,040  13.02%             290,469            0.00%    1,239,896    116,040    9.36%
    "                  "                                                    58,094            0.00%

DENNY'S          CO SPRINGS, CO       580,183   77,460  13.35%             210,976     0      0.00%      791,159     77,460    9.79%
DENNY'S          ENGLEWOOD, CO        213,211   35,880  16.83%             210,976            0.00%      424,187     35,880    8.46%

HARDEE'S (3)     ST. FRANCIS, WI    1,194,381   92,000   7.70%     (2)     369,688     0      0.00%    1,648,569     92,000    5.58%
    "                  "                                           (2)      84,500     0      0.00%

HARDEE'S (3) (4) OAK CREEK, WI      1,341,906   29,332   2.19%     (2)     482,078     0      0.00%    1,929,472     29,332    1.52%
    "                  "                                           (2)     105,488     0      0.00%
------------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO TOTALS (5 Properties)     4,221,014  350,712   8.31%           1,812,269     0      0.00%    6,033,283    350,712    5.81%
------------------------------------------------------------------------------------------------------------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. Management is seeking to re-lease the vacant property.